UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

TEDOM CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-148516	20-8235863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5699 Kanan Road, #251, Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (818) 231-6778

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by Tedom Capital, Inc. (“Tedom” or the “Company”) from time-to- time with the Securities and Exchange Commission (collectively the “Filings”) contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company's management, as well as estimates and assumptions made by the Company's management. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of those terms and similar expressions as they relate to the Company or the Company's management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company's industry, operations and results of operations and any businesses that may be acquired by the Company.  Should one or more of those risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2010, Eric Grunfeld resigned from all of his officer positions with the Company and also from his position as a director of the Company.  As a result of Mr. Grunfeld’s resignation, the size of the Company’s Board of Directors was reduced to two persons.  There was no dispute between Mr. Grunfeld and the Company in connection with those resignations.

As of February 26, 2010, Jason Weilert was appointed as the Company’s President (Chief Executive Officer) and Secretary.  Mr. Weilert also continues to be the Company’s Chief Financial Officer and a director of the Company.  Information regarding Mr. Weilert’s history with the Company and business experience, as well as any family relationships with other members of the Company’s management and any material transactions with the Company, can be found in Part III of the Company’s report on Form 10-K for the fiscal year ended June 30, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEDOM CAPITAL, INC.

Date: March 3, 2010	By: /s/ JASON WEILERT
Jason Weilert, Chief Executive Officer

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